                                USX CORPORATION
                                       USX-MARATHON GROUP COMMON STOCK
<Logo>                                 USX-U.S. STEEL GROUP COMMON STOCK
                                       USX-DELHI GROUP COMMON STOCK

                                NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                                AND PROXY STATEMENT

                                Monday, May 2, 1994
                                10:00 A.M., Central Daylight Saving Time

                                Scandinavian Ballroom
                                Radisson Plaza Hotel
                                35 South 7th Street
                                Minneapolis, Minnesota
                                ------------------------------------------------
                                TABLE OF CONTENTS

                                                                                                   Page
                                      Notice of Annual Meeting of Stockholders.................       3
                                      Proxy Statement..........................................       4
                                        The Board of Directors.................................       4
                                        Proposals of the Board--
                                          Proposal No. 1--Election of Directors................       6
                                            Nominees for Director..............................       7
                                            Continuing Directors...............................       8
                                          Proposal No. 2--Election of Independent
                                            Accountants........................................      10
                                          Proposal No. 3--Approval of Senior Executive Officer
                                            Annual Incentive Compensation Plan--Establishment
                                            of Performance-Based Plan Intended to Preserve Tax
                                            Deductibility under Section 162(m) of the Internal
                                            Revenue Code.......................................      10
                                        Proposals of Certain Stockholders--
                                          Proposal No. 4.......................................      11
                                          Proposal No. 5.......................................      12
                                        Security Ownership.....................................      14
                                        Executive Compensation and Other Information...........      16

                                ------------------------------------------------
                                Please Mark, Sign and Return Your Proxy Promptly

USX Corporation                      <Logo>                                       Charles A. Corry
600 Grant Street                                                                  Chairman, Board of Directors
Pittsburgh, PA 15219-4776                                                         & Chief Executive Officer

                                 March 18, 1994

To the Stockholders:

The 1994 annual meeting of stockholders (the "Meeting") will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota, on Monday, May 2 at 10:00 A.M., Central Daylight Saving Time.

The election of directors and independent accountants will take place at the Meeting. This year we will elect five Class I directors whose terms will expire at the 1997 annual meeting. The proxy statement contains information with respect to the nominees as well as the other directors who continue in office. All of the nominees except one have previously been elected by the stockholders.

Two proposals of certain stockholders are also included in the proxy statement. They relate to reporting of additional compensation information and endorsement of the CERES Principles. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE DIRECTORS RECOMMEND A VOTE AGAINST EACH OF THESE STOCKHOLDER PROPOSALS.

The proxy statement also contains a proposal by the Board of Directors that the stockholders approve an annual incentive compensation plan covering senior executive officers to replace the existing plan as it relates to such officers. The new plan is intended to meet requirements for tax deductibility under new tax legislation.

We hope you will be represented at the Meeting by marking, signing and returning the enclosed proxy card as promptly as possible, whether or not you expect to be present in person. The directors of USX Corporation appreciate the cooperation of stockholders in directing proxies to vote at the Meeting.

If you plan to be present in person, please let us know in accordance with the instructions accompanying the proxy card, and we will send you an attendance card which will expedite your admission to the Meeting.

                                             Sincerely,
                                             C. A. Corry

USX CORPORATION
600 Grant Street, Pittsburgh, PA 15219-4776

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ON MAY 2, 1994

    The annual meeting of the stockholders of USX Corporation (the "Meeting") will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota on Monday, May 2, 1994 at 10:00 A.M., Central Daylight Saving Time, for the following purposes:

    To elect five Class I directors.

    To elect independent accountants for 1994.

    To consider and act upon two stockholder proposals, if such proposals are brought before the Meeting, relating to reporting of additional compensation information and endorsement of the CERES Principles. These proposals are set forth on pages 11 through 13 of the proxy statement dated March 18, 1994.

    To approve an annual incentive compensation plan covering senior executive officers to replace the existing plan as it relates to such officers, with the intention of meeting requirements for tax deductibility under new tax legislation.

    To transact such other business as may properly come before the Meeting.

    Holders of record of each of the classes of USX's common stock on the books of USX Corporation at the close of business on March 3, 1994 are entitled to vote at the Meeting.

                                             By order of the Board of Directors,

                                                       DAN D. SANDMAN,
                                                                      Secretary

Dated, March 18, 1994

USX CORPORATION
600 Grant Street, Pittsburgh, PA 15219-4776

March 18, 1994

                                PROXY STATEMENT

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of USX Corporation ("USX") for use at the 1994 annual meeting of stockholders (the "Meeting") to be held on May 2, 1994 in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota. The enclosed proxy is for the use of holders of record of USX-Marathon Group Common Stock ("Marathon Stock"), USX-U.S. Steel Group Common Stock ("Steel Stock") and USX-Delhi Group Common Stock ("Delhi Stock") at the close of business on March 3, 1994. The proxy is a means by which stockholders may authorize the voting of their shares at the Meeting. Shares cannot be voted at the Meeting unless the owner of record is present to vote or is represented by a proxy. Shares represented by proxies received will be voted as specified by the stockholder. Except as otherwise specified in the proxy, shares will be voted for the election of the nominees for director named herein, for the election of Price Waterhouse as independent accountants for 1994, for a plan intended to preserve tax deductible treatment for annual incentive compensation payments and against the two proposals which are expected to be presented by certain stockholders. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of USX or by voting in person at the Meeting. All classes of common stock will vote together as a single class on all matters presented for consideration at the Meeting. Directors are elected by a plurality, and independent accountants by a majority, of the votes of the shares present in person or represented by proxy and entitled to vote. The proposal to preserve tax deductible treatment for annual incentive compensation payments must receive a majority of the votes cast in order to be adopted. The two proposals expected to be presented by stockholders must each receive a majority of the votes of the shares present in person or represented by proxy and entitled to vote in order to be adopted. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director or any other voting matter, nor are they counted in determining whether the percentage tests for resubmission of shareholder proposals have been met. They are, however, counted in determining the presence of a quorum.

    The Board has adopted a policy on confidential voting with respect to proxies. The policy, which will be applicable to voting in connection with the Meeting, provides stockholders confidentiality in voting. Accordingly, all executed proxy cards and ballots which identify stockholders are held permanently confidential, except (i) as necessary to meet any applicable legal requirements, (ii) in limited circumstances, such as contested proxy solicitations, and (iii) to allow inspectors of election to tabulate and certify the vote. The tabulators, who are currently employees of USX, and the inspectors of election, who are not employees of USX, are required to execute appropriate confidentiality agreements.

    The Board knows of no business that will be presented for consideration at the Meeting other than the matters described in this proxy statement. If any other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

    As of the close of business on March 3, 1994, there were outstanding 286,581,529 shares of Marathon Stock, 75,396,814 shares of Steel Stock and 9,343,815 shares of Delhi Stock. At the Meeting each share of Marathon Stock will be entitled to one vote and each share of Steel Stock and Delhi Stock will be entitled to 2.460 votes and 0.975 votes, respectively, with respect to matters to be voted upon by all classes of common stock voting as a single class. The number of votes each share of Steel Stock and Delhi Stock is entitled to cast has been calculated using a formula based on time-weighted average ratios of the market value of one share of Steel Stock and Delhi Stock, as the case may be, to one share of Marathon Stock over the 20 business day period ending on February 24, 1994, as provided in USX's Certificate of Incorporation. Shares of preferred stock are not entitled to vote at the Meeting. This proxy statement was first mailed to the stockholders of USX on or about March 18, 1994.

                             THE BOARD OF DIRECTORS

    The business of USX is under the general direction of the Board as provided by the By-Laws of USX and the laws of Delaware, the state of incorporation. There are five principal committees of the Board: the Audit, Compensation, Organization and Public Policy Committees and the Committee on Financial Policy.

    THE AUDIT COMMITTEE has oversight responsibility for ensuring the integrity of the financial reports of USX, determining that the administrative, operational and internal accounting controls are reviewed periodically to assure that USX is operating in accordance with prescribed procedures and codes of conduct and providing direction to the internal audit staff and the independent accountants. In carrying out its responsibilities, the Audit Committee makes recommendations to the Board regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants and USX's internal auditors, approves the audit fee payable to the independent accountants and reviews audit results. It also has been assigned the responsibility of reviewing matters pertaining to potentially divergent interests, if any, among the three classes of common stock, the policies and practices of USX with respect to the three business groups, the allocation of charges and credits among the three business groups and the discharge by the Board of its fiduciary duties to the common stockholders in the context of the three separate classes of stock. In addition, the Audit Committee reviews and approves the Form 10-K Annual Report filed with the Securities and Exchange Commission (the "Commission"). Mr. Armstrong, Dr. Brown and Messrs. Filer, McGillicuddy, Roderick, Whitwam and Yearley are members of the Audit Committee, and Mr. Armstrong is Chairman.

    THE COMPENSATION COMMITTEE is responsible for making recommendations to the Board on all matters of policy and procedures relating to compensation of executive management, for approving the salaries of officers (other than the officer-directors, whose salaries are approved by the Board) and for administration of the Annual Incentive Compensation Plan. The Committee also approves grants of options, stock appreciation rights and restricted stock under, and administers, USX's 1990 Stock Plan. The Committee is authorized to adopt and amend, on behalf of USX, employee benefit plans, to review the activities of United States Steel and Carnegie Pension Fund as administrator of certain benefit plans and to make recommendations to the Board concerning policy matters relating to employee benefits. Its members are Messrs. Geier, Lee, Lego, McGillicuddy and Whitwam, and Mr. McGillicuddy is Chairman.

    THE ORGANIZATION COMMITTEE makes recommendations to the Board concerning the number of directors and candidates for election as directors, the membership of committees of the Board and general executive management organization matters. The Organization Committee, in recommending candidates for election as directors, among other considerations, studies from time to time the composition of the Board and endeavors to locate candidates for Board membership whose backgrounds indicate that they have broad knowledge and experience in business and society in general. The Organization Committee also considers nominees recommended by stockholders for election as director. Such recommendations, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of USX for presentation to the Organization Committee. Messrs. Armstrong, Geier, Richman, Roderick, Whitwam and Yearley are members of the Organization Committee, and Mr. Geier is Chairman.

    THE PUBLIC POLICY COMMITTEE reviews and makes recommendations to the Board concerning corporate policy in connection with community and governmental relations, codes of conduct, environmental and equal opportunity matters, charitable, cultural and educational contributions and other broad social, political and public issues. Mr. Armstrong, Dr. Brown and Messrs. Filer, Geier, Lee, Lego, McGillicuddy and Richman are members of the Public Policy Committee, and Mr. Lego is Chairman.

    THE COMMITTEE ON FINANCIAL POLICY makes recommendations to the Board concerning dividends and matters of financial import, receives reports on various financial matters and has authority to approve certain borrowings by USX. Its members are Dr. Brown and Messrs. Filer, Hernandez, Lee, Lego, Richman, Roderick and Yearley, and Mr. Hernandez is Chairman.

    The Board of Directors met 13 times in 1993. The Audit Committee met five times in 1993, the Compensation Committee five times, the Organization Committee three times, the Public Policy Committee three times and the Committee on Financial Policy four times. The directors spend considerable time in preparing for meetings of the Board and the committees on which they serve. They attend as many of the meetings as possible. During 1993, attendance of the directors averaged 94%.

                           COMPENSATION OF DIRECTORS

    Directors who are officers or employees of USX or of its subsidiaries receive no fees or remuneration, as such, for service as a member of the Board or any Board committee. The By-Laws of USX provide that each director who is not such an officer or employee shall receive such allowances and attendance fees as the Board may from time to time determine. The Board has determined that non-employee directors shall each receive annual retainers of $25,000, each Chairman of a Board committee an additional $6,000 and other members of a Board committee an additional $5,000 each, plus a fee of $1,400 for each Board or committee meeting attended. The USX Corporation Non-Employee Director Retirement Benefit Program provides a total benefit equal to the annual retainer in effect as of the date of retirement times the number of full years' service as a member of the Board to directors (other than employee-directors or former employee-directors) who complete five years of service and who (1) retire pursuant to the retirement policy, or (2) retire for health or other reasons beyond their control or (3) die prior to retirement. In the event of the death of a director, any unpaid amount will be paid to the surviving spouse of the director, or the director's estate if there is no

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

surviving spouse. Benefits under the Plan may be paid in quarterly installments for the number of years of service as a director or, at the election of the director prior to retirement, in a lump sum equal to the present value of the total benefit payable. Payments due the surviving spouse or estate of a deceased director shall be paid in a lump sum equal to the present value of the unpaid benefit owing at the time of the director's death. The USX Corporation Non-Employee Director Stock Plan provides that USX will supplement the fees paid to each non-employee director with a grant of shares of each class of common stock of USX equal to that number of shares of such class purchased in the open market by the director up to a maximum of 500 shares of such class. In order to qualify for such grants, non-employee directors must have purchased shares during the 60 days following the date of their initial election to the Board.

    The retirement policy for members of the Board provides that each non-employee director may continue to serve until the end of the month in which age 70 is attained and that each officer-director may continue to serve until retirement as an employee, except that the chief executive officer may continue to serve after such retirement if the Board requests that such chief executive officer do so, provided that under no circumstances shall the chief executive officer serve after the month in which such chief executive officer attains age
70. The policy requires retirement notwithstanding that the director's term expires at a later date. Messrs. Filer and Roderick will attain age 70 this year.

                             PROPOSALS OF THE BOARD

    The following proposals are expected to be presented to the Meeting by the Board.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    USX's Certificate of Incorporation provides that the directors shall be divided into three classes: Class I, Class II and Class III, each class to consist, as nearly as may be possible, of one-third of the whole number of the Board. At each annual meeting the directors elected to succeed those whose terms expire shall be identified as being of the same class as those directors they succeed and shall be elected for a term to expire at the third annual meeting of stockholders after their election, and until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he succeeds and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

    The Board has set the number of directors at fifteen, pursuant to the provisions of the By-Laws. The current five Class I directors are nominees for election this year for a three-year term expiring at the 1997 annual meeting. All of the nominees (except Mr. Hernandez who was elected by the directors effective November 1, 1991) and all of the continuing Class II and Class III directors have previously been elected by the stockholders. Of the fifteen present directors, four are current officers of USX, one is a retired officer of USX, eight have top executive experience with a wide variety of businesses, one was with the National Aeronautics and Space Administration and served as a university professor before entering business and one had a career as a distinguished chemist before becoming an educator. A brief statement of the background of each nominee and each continuing director is given on the following pages. If any nominee shall be unable to serve, proxies may be voted for another person designated by the Board.

    To be eligible for election as directors, persons nominated other than by the Board must be nominated in accordance with the procedures set forth in the By-Laws which require that notice be received by the Secretary at least 60 days, but not more than 90 days, prior to the date of the Meeting containing certain information regarding the person or persons to be nominated and the stockholder giving such notice.

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

                NOMINEES FOR CLASS I DIRECTOR--TERM EXPIRES 1997
- --------------------------------------------------------------------------------
                    NEIL A. ARMSTRONG        Director since 1984         Age: 63
                    CHAIRMAN, AIL SYSTEMS INC. (DEFENSE ELECTRONICS COMPANY).
                    Mr. Armstrong received a BS degree in aeronautical
                    engineering from Purdue University and an MS degree in aerospace engineering from the University of Southern California. For 17 years he served with the National Aeronautics and Space Administration and its predecessor agency as engineer, test pilot, astronaut and administrator. From 1971 to 1979 he was professor of aerospace engineering
Photo               at the University of Cincinnati. In 1982 he became chairman of CTA, Inc. and retired from that position in 1992. He has served as chairman of AIL Systems Inc. since June 1989. He is a director of Cincinnati Gas and Electric Company, Cincinnati Milacron Inc., Eaton Corporation, RMI Titanium Company, Thiokol Corporation and UAL Corporation. He is a member of the National Academy of Engineering, the
                    President's Executive Council, University of Cincinnati
                    and the Engineering Visiting Committee, Purdue University.
- --------------------------------------------------------------------------------
                    JOHN H. FILER            Director since 1974         Age: 69
                    PARTNER, TYLER COOPER & ALCORN (LAW FIRM). Mr. Filer, a graduate of DePauw University in 1947 and Yale Law School in 1950, practiced law until 1958 when he joined Aetna Life and Casualty Company as an assistant counsel. He became general counsel in 1966, executive vice president-administration and
Photo planning in 1968, a director in 1970, vice chairman in January 1972 and chairman and chief executive officer in 1972, retiring as a director and chairman in 1984. He joined Tyler Cooper & Alcorn as a partner in 1985. He is a director of the Center For Public Resources, Inc. He served in the Connecticut Senate in 1957-58.

- --------------------------------------------------------------------------------
                    ROBERT M. HERNANDEZ      Director since 1991         Age: 49
                    EXECUTIVE VICE PRESIDENT-ACCOUNTING & FINANCE & CHIEF FINANCIAL OFFICER, USX CORPORATION. Mr. Hernandez graduated from the University of Pittsburgh with a Bachelor's degree in economics and mathematics and received an MBA from the Wharton Graduate School of Finance and Commerce at the University of Pennsylvania. He joined USX in 1968 and held various finance and accounting positions until 1980 when he was appointed assistant corporate comptroller. He was elected vice president and treasurer in 1984 and senior vice
Photo president and comptroller in 1987. In 1989, he was appointed president of the U.S. Diversified Group and in 1990 elected senior vice president-finance & treasurer. He was elected director and executive vice president-accounting & finance & chief financial officer in 1991. Mr. Hernandez is a director and chairman of RMI Titanium Company; a director of
                    Marinette Marine Corporation, ACE Limited, Allegheny General Hospital and the Pennsylvania Chamber of Business and Industry; and a member of the Pennsylvania Business Roundtable.
- --------------------------------------------------------------------------------
                    JOHN F. MCGILLICUDDY     Director since 1984         Age: 63
                    RETIRED CHAIRMAN OF THE BOARD, CHEMICAL BANKING CORPORATION (BANK HOLDING COMPANY). Mr. McGillicuddy graduated from Princeton University in 1952 and received an LLB degree from Harvard Law School in 1955. He joined Manufacturers Hanover Trust Company in 1958, became vice president in 1962, senior vice president in 1966 and executive vice president and assistant to the chairman in 1969. In 1970 he was elected vice chairman and a director of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company and
                    became president of both in 1971. Mr. McGillicuddy was named
Photo               chairman and chief executive officer of the companies in
                    1979. Following the merger of Manufacturers Hanover Corporation and Chemical Banking Corporation on January 1, 1992, Mr. McGillicuddy became chairman of the board and chief executive officer of the new Chemical Banking Corporation and retired in January 1994. He is a director of Chemical Banking Corporation, The Continental Corporation,
                    UAL Corporation, Kelso & Co. and Empire Blue Cross Blue Shield. He is a member of the Policy Committee of The
                    Business Roundtable and The Business Council; and a trustee emeritus of Princeton University.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                    JOHN M. RICHMAN          Director since 1985         Age: 66
                    COUNSEL FOR WACHTELL, LIPTON, ROSEN & KATZ (LAW FIRM). Mr. Richman is a graduate of Yale University and Harvard Law School. He joined the Kraft, Inc. law department in 1954 and became general counsel of the Sealtest Foods Division in
                    1963. He was named general counsel of the corporation in
                    1970, senior vice president in 1973 and was elected deputy chairman and a director in 1979. In 1979 he became chairman and chief executive officer. In 1980 he was elected chairman
Photo               of Dart & Kraft, Inc. which was renamed Kraft, Inc. in 1986.
                    In 1988, following the merger of Kraft, Inc. and Philip
                    Morris Companies Inc., he was elected a director and vice chairman of the board of Philip Morris Companies Inc. He retired as vice chairman of the board in 1989. He is also a director of Continental Bank Corporation, Continental Bank N.A., R. R. Donnelley & Sons Company and the Evanston
                    Hospital Corporation; a trustee of Northwestern University; chairman of the board of trustees of the Chicago Symphony Orchestra; and a member of The Business Council.
- --------------------------------------------------------------------------------

                CONTINUING CLASS II DIRECTORS--TERM EXPIRES 1995
- --------------------------------------------------------------------------------
                    VICTOR G. BEGHINI        Director since 1990         Age: 59
                    VICE CHAIRMAN-MARATHON GROUP, USX CORPORATION. Mr. Beghini graduated from Pennsylvania State University with a BS degree in petroleum engineering. He joined Marathon in 1956 and served in various positions throughout the United States until being elected vice president, supply & transportation in early 1978 and a director of Marathon later that year. He was elected president of Marathon Petroleum Company in
                    January 1984, senior vice president, domestic exploration
Photo and production for Marathon Oil Company in 1985 and senior vice president, worldwide production in 1986. Mr. Beghini was elected president of Marathon Oil Company and a member of the USX corporate policy committee in 1987. He was
                    elected vice chairman-energy and a director of USX in June 1990 and vice chairman-Marathon Group in May 1991. He is a director of Baker Hughes Inc. and the American Petroleum Institute; and a member of the National Petroleum Council.
- --------------------------------------------------------------------------------
                    JAMES A. D. GEIER        Director since 1984         Age: 68
                    CHAIRMAN, EXECUTIVE COMMITTEE, CINCINNATI MILACRON INC. (A MANUFACTURER AND SUPPLIER OF PROCESS EQUIPMENT, SYSTEMS AND RELATED EQUIPMENT). Mr. Geier attended Williams College and served in the Army Air Corps prior to joining Cincinnati Milacron in 1951. He was elected a vice president in 1964
Photo and was elected a director in 1966. In 1969 he became executive vice president and in 1970 he was elected president and chief executive officer. He was elected chairman of the board in 1982, retiring effective December
                    31, 1990. Mr. Geier is a director of Clark Equipment
                    Company, BDM Holdings, Inc. and The Cincinnati Gear Co.; and a senior member of The Conference Board.

- --------------------------------------------------------------------------------
                    CHARLES R. LEE           Director since 1991         Age: 54
                    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, GTE CORPORATION (TELECOMMUNICATIONS, LIGHTING AND PRECISION MATERIALS). Mr. Lee received a Bachelor's degree in metallurgical engineering from Cornell University and an MBA from the Harvard Graduate School of Business. He served in various financial and management positions before becoming senior vice president-finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983 he joined GTE
Photo as senior vice president of finance and in 1986 was named senior vice president of finance and planning. He was elected president, chief operating officer and director in January 1989 and elected to his present position in May
                    1992. Mr. Lee is a director of The Procter & Gamble Company, United Technologies Corporation, Contel Cellular, Inc. and
                    The Travelers Corp.; member of The Business Roundtable and
                    The Conference Board; the chair of the New American
                    Realities Committee of the National Planning Association;
                    a member of the Board of Directors of the Association of
                    the Harvard Business School and trustee fellow of Cornell University Council.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                    THOMAS J. USHER          Director since 1991         Age: 51
                    PRESIDENT-U.S. STEEL GROUP, USX CORPORATION. Mr. Usher graduated from the University of Pittsburgh with a BS degree in industrial engineering, an MS degree in operations research and a PhD in systems engineering. He joined USX in 1965 and held various positions in industrial engineering. From 1975 through 1985, he held a number of management positions at USX's South and Gary Works. He was elected executive vice president-heavy products in 1986 and elected president-U.S. Steel Group and director of USX in 1991. He
Photo is a director of PNC Bank, N.A., Transtar, Inc., the International Iron and Steel Institute and the U.S.-Japan Business Council, Inc.; Vice Chairman and Director of the American Iron and Steel Institute; Chairman of the Board of the Japan America Society of Pennsylvania; a member of the Executive Committee, U.S.-Korea Business Council, of the
                    Board of Trustees of the University of Pittsburgh and the Board of the Extra Mile Education Foundation.
- --------------------------------------------------------------------------------
                    DAVID R. WHITWAM         Director since 1991         Age: 52
                    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WHIRLPOOL CORPORATION (MANUFACTURER AND MARKETER OF MAJOR HOME APPLIANCES). Mr. Whitwam graduated from the University of Wisconsin with a BS degree in economics. He joined Whirlpool in 1968. From 1969-1977 he held increasingly responsible positions within the company's field sales operations. In
Photo 1977 he was appointed merchandising manager range products in the North American marketplace and subsequently division vice president for the builder marketing business and then vice president, Whirlpool sales. In 1985 he became a director and vice chairman. He was elected chairman, president and chief executive officer in 1987. He is a director of PPG Industries, Inc.

- --------------------------------------------------------------------------------

               CONTINUING CLASS III DIRECTORS--TERM EXPIRES 1996
- --------------------------------------------------------------------------------
                    JEANETTE G. BROWN        Director since 1993         Age: 65
                    DISTINGUISHED VISITING PROFESSOR AND DIRECTOR OF RESEARCH ENHANCEMENT, OHIO UNIVERSITY. Dr. Brown graduated from Ohio University in 1950 with a BS degree and received an MS degree from Western Reserve University in 1958. She holds
                    two D.Sc.'s (Honorary) from Ohio University and Clarkson University and a D.Engr. (Honorary) from Michigan Technological University. Dr. Brown completed the Executive Management School, University of California, Berkeley. From 1950 to 1988 she was employed by BP America (formerly The
Photo Standard Oil Company) in various research positions. She retired as director of corporate research, environmental and analytical sciences. She is a director of AGA Gas, Inc. and The BF Goodrich Company. Dr. Brown is a trustee of Ohio University and the Edison Biotechnology Center in Cleveland, Ohio. She was appointed by the National Research Council/National Academy of Sciences to serve on the Board on Assessment of the National Institute of Standards and Technology. She is chair of the U.S. National Committee of the International Union of Pure and Applied Chemistry.
- --------------------------------------------------------------------------------
                    CHARLES A. CORRY         Director since 1988         Age: 62
                    CHAIRMAN OF THE BOARD, USX CORPORATION. Mr. Corry graduated from the University of Cincinnati in 1955 with a BA degree and received a JD degree from the University of Cincinnati
                    Law School in 1959, after serving in the U.S. Air Force. He joined USX in 1959, holding various finance and accounting positions prior to being named vice president-corporate planning in 1979. Mr. Corry was elected senior vice president and comptroller in 1982 and president of the U.S.
Photo Diversified Group of USX in 1987. He was elected president of USX in 1988 and elected chairman of the board and chief executive officer in 1989. Mr. Corry is a director of Mellon Bank Corporation, Transtar, Inc. and the National
                    Association of Manufacturers; Vice Chairman of the International Iron and Steel Institute; a member of The Business Council; Co-Chairman of The Business Roundtable;
                    and a trustee of Carnegie Mellon University.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                    PAUL E. LEGO             Director since 1988         Age: 63
                    RETIRED CHAIRMAN, WESTINGHOUSE ELECTRIC CORPORATION (A DIVERSIFIED GLOBAL TECHNOLOGY-BASED CORPORATION). Mr. Lego graduated from the University of Pittsburgh with BS and MS degrees in electrical engineering after service in the U.S. Army. He joined Westinghouse in 1956 at the East Pittsburgh plant and held a number of engineering and management positions prior to being named a vice president in 1979, executive vice president in 1980 and senior executive vice president, corporate resources in 1985. In 1988 Mr. Lego was
Photo elected a director and president and chief operating officer of Westinghouse and chairman and chief executive officer in 1990. Mr. Lego retired in January 1993. He is a director of Consolidated Natural Gas Company, Lincoln Electric Company
                    and The Realty Holding Co. Board of PNC Bank; a trustee of the University of Pittsburgh; and a member of The Business Council and the board of overseers of the New Jersey
                    Institute of Technology.
- --------------------------------------------------------------------------------
                    DAVID M. RODERICK        Director since 1973         Age: 69
                    DIRECTOR, USX CORPORATION. Mr. Roderick is a graduate of the Robert Morris School of Pittsburgh and also of the
                    University of Pittsburgh. He began his career with Gulf Oil Corporation and was assistant comptroller of several of
                    USX's subsidiary railroads prior to joining USX in 1959. In 1964 he was appointed vice president-accounting, international and in 1967 vice president-international. Mr. Roderick was elected chairman of the finance committee in 1973, president in 1975 and chairman of the board and chief
Photo executive officer in 1979, serving until his retirement in 1989. He is a director of Texas Instruments Incorporated and a director of Aetna Life and Casualty Company, Procter & Gamble Company, Kelso & Co. and the National Water Alliance;
                    a member of The Business Council, Global Competitive Strategies Steering Committee of the Center for Strategic & International Studies; a trustee of Carnegie Mellon University; and chairman emeritus of the U.S.-Korea
                    Business Council.
- --------------------------------------------------------------------------------
                    DOUGLAS C. YEARLEY       Director since 1992         Age: 58
                    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, PHELPS
                    DODGE CORPORATION (A MAJOR INTERNATIONAL MINING AND MANUFACTURING CONCERN). Mr. Yearley graduated from Cornell University with a Bachelor's degree in metallurgical engineering and attended the Program for Management Development at Harvard Business School. He joined Phelps
                    Dodge in 1960 as director of research. He held several key
Photo               positions before being elected executive vice president and a director in 1987. Mr. Yearley was elected chairman and
                    chief executive officer in 1989 and president in 1991. He is a director of Lockheed Corporation, J.P. Morgan & Co., Inc., Morgan Guaranty Trust Company of New York and the National Association of Manufacturers; a member of the Policy
                    Committee of The Business Roundtable; chairman of the International Copper Association; and a vice chairman of the American Mining Congress and a member of The Conference
                    Board.
- --------------------------------------------------------------------------------

              PROPOSAL NO. 2--ELECTION OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse has served as independent accountants of USX for many years. It is believed that the knowledge of USX's business and its organization gained through this period of service is very valuable. In accordance with the established policy of the firm, partners and employees of Price Waterhouse assigned to the USX engagement are periodically rotated, thus giving USX the benefit of new thinking and approaches in the audit area. Representatives of Price Waterhouse are expected to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    For the year 1993, Price Waterhouse performed professional services principally in connection with audits of the consolidated financial statements of USX and the financial statements of the Marathon Group, the U.S. Steel Group, the Delhi Group, certain subsidiaries and certain pension and other employee benefit plans; review of quarterly reports and review of filings with the Securities and Exchange Commission and other agencies.

     PROPOSAL NO. 3--APPROVAL OF SENIOR EXECUTIVE OFFICER ANNUAL INCENTIVE COMPENSATION PLAN--ESTABLISHMENT OF PERFORMANCE-BASED PLAN INTENDED TO
                PRESERVE TAX DEDUCTIBILITY UNDER SECTION 162(M)
                          OF THE INTERNAL REVENUE CODE

    The Board unanimously recommends that the stockholders approve the USX Corporation Senior Executive Officer Annual Incentive Compensation Plan (the "Plan") to establish a performance-based plan for senior executive officers that provides annual incentive opportunities linked directly to specific performance measures and is intended to preserve the tax deductibility of USX's compensation expenses. Adoption of the Plan would mean that such officers would immediately be covered by the Plan in lieu of the existing annual incentive compensation plans, which would continue to cover other eligible employees.

    It is intended that payments under the Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993. This provision limits to $1 million the allowable deduction for compensation paid by a publicly held company to the chief executive officer and to each of the other four most highly compensated employees for taxable years beginning on or after January 1, 1994. This limitation, however, does not apply to performance-based compensation that is tied to objective performance standards which have been established by a compensation committee of the board consisting solely of outside directors and the material terms of which have been approved by the stockholders. The Plan has been designed by the Compensation Committee to meet these criteria.

    Awards under the Plan will be based upon the performance of USX and/or one or more of the three business groups. Performance will be evaluated using the following specific performance measures established by the Compensation
Committee: profit from operations, steel shipments, oil and natural gas production, increases in reserves of liquid hydrocarbon and natural gas in excess of annual production, refined products sales and margins, natural gas throughput and sales, worker safety, toxic emissions improvements, work force diversity and common stock performance. The Compensation Committee has adopted target levels under each of such performance measures which must be attained in order for a participant in the Plan to be eligible to receive the portion of any total award specified for such performance measures. The Compensation Committee may reduce the amount of, or eliminate, an award that would otherwise be payable. In no event will the amount of an award exceed 150% of the participant's annual salary.

    A copy of the Plan is attached as Annex I to this proxy statement.

                       PROPOSALS OF CERTAIN STOCKHOLDERS

    The following proposals are expected to be presented to the Meeting by certain stockholders.

                                 PROPOSAL NO. 4

            STOCKHOLDER PROPOSAL CONCERNING REPORTING OF ADDITIONAL
                            COMPENSATION INFORMATION
                   AND DIRECTORS' STATEMENT AGAINST PROPOSAL

    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, DC 20037, the holder of record of 100 shares of Marathon Stock and 20 shares of Steel Stock, states her intention to propose the following resolution at the Meeting:

        "Resolved: That the shareholders recommend that the Board take the necessary step that USX specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

and asks that the reasons for the resolution be stated as follows:

    "Reasons: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

    "Last year 24,233,751 votes, representing approximately 9% of the total votes cast, were voted FOR this proposal.

    "If you AGREE, please mark your proxy FOR this proposal."

                  STATEMENT OF DIRECTORS AGAINST THE PROPOSAL

    This proposal was presented at the 1992 annual meeting when 93.6% of the votes were voted against it or abstained and again at the 1993 annual meeting when 91% of the votes were voted against it or abstained.

    USX provides extensive information regarding the compensation of its chief executive officer and the other four most highly compensated executive officers as required by the rules of the Securities and Exchange Commission on a uniform basis for all companies. The Board of Directors believes that this information is sufficient to provide stockholders an effective means to evaluate USX's compensation practices since the rules require both individual disclosure for the five most highly compensated executive officers and a detailed report from the Compensation Committee.

    The additional disclosure required by this proposal would not materially assist stockholders in evaluating management or in making voting and investment decisions. It should also be noted that USX does not have any employment contracts with its executive officers other than the severance agreements which are applicable in limited circumstances as hereinafter described.

              YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                       THE ADOPTION OF PROPOSAL NO. 4.

                                 PROPOSAL NO. 5

      STOCKHOLDER PROPOSAL CONCERNING ENDORSEMENT OF THE CERES PRINCIPLES
                   AND DIRECTORS' STATEMENT AGAINST PROPOSAL

    The New York City Employees Retirement System, 1 Centre Street, New York, NY 10007-2341, the holder of 203,194 shares of Steel Stock, the American Baptist Home Mission Society, P.O. Box 851, Valley Forge, PA 19482-0851, the holder of 19,600 shares of Marathon Stock and 120 shares of Steel Stock, the Congregation of Holy Cross, Southern Province, Inc., 2111 Brackenridge Street, Austin, TX 78704-4322, the holder of 1,000 shares of Marathon Stock, the Sisters of St. Joseph of Carondelet, 385 Watervliet-Shaker Road, Latham, NY 12110-4741, the holder of 32,600 shares of Steel Stock, and the Congregation of Divine Providence, Inc., P.O. Box 197, Helotes, TX 78023-0197, the holder of 1,000 shares of Marathon Stock, state their intention to propose the following resolution at the Meeting:

    "Whereas We Believe: The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

    "Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

    "Standardized environmental reports will provide shareholders with useful information which allows comparison of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

    "And Whereas: The Coalition for Environmentally Responsible Economies (CERES), which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts, consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies, including the Sun Company, a Fortune-500 company, have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability.

    "In endorsing the CERES Principles, a company commits to work toward:

    1. Protection of the biosphere                           6. Safe products
    2. Sustainable use of natural resources and services     7. Environmental restoration
    3. Waste reduction and disposal                          8. Informing the public
    4. Energy conservation                                   9. Management commitment
    5. Risk reduction                                       10. Audits and reports

    "The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston MA 02110. Telephone:
(617) 451-0927.

    "Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop:

    (a) standards for environmental performance and disclosure;

    (b) appropriate goals relative to these standards;

    (c) evaluation methods and tools for measurement of progress toward these goals; and

    (d) a format for public reporting of this progress.

    "We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

    "Resolved: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact."

                              SUPPORTING STATEMENT

    "We invite the Company to endorse the CERES Principles by:

    (1) stating its endorsement in a letter signed by a senior officer;

    (2) committing to implement the Principles; and

    (3) annually completing the CERES Report.

    "Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

    "We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact."

                  STATEMENT OF DIRECTORS AGAINST THE PROPOSAL

    A total of 94% of the votes at the 1992 annual meeting and a total of 93% of the votes at the 1993 annual meeting were voted against or abstained from voting on substantially the same proposal.

    USX and its major operating components have adopted environmental, health and safety policies that in many ways parallel the provisions of the CERES Principles. These policies were formally adopted by the relevant governing board or committee and have been actively implemented by each component. In addition, the operating components subscribe to various industry codes concerned with these subjects. Environmental activities are subject to extensive governmental regulations at the federal, state and local level in the United States and in foreign jurisdictions where operations are conducted. USX believes that it is unnecessary and costly to add a new layer of privately constituted environmental regulators.

    The Board believes that through the effective implementation of these existing policies and corporate compliance with industry codes and governmental regulations, it has met almost all of the goals of the CERES Principles without accepting those portions of such Principles which require additional costs to provide the prescribed reports and possible acceptance of additional liabilities.

    USX's management, monitored by the Board of Directors and the Audit Committee and the Public Policy Committee of the Board, will continue to be responsive to the need to inform the stockholders and other interested parties, including the affected communities, of its environmental activities and to demonstrate its commitment to environmental accountability. The Board believes that this can and will be accomplished without subscribing to the CERES Principles.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF PROPOSAL NO. 5

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table furnishes information concerning all persons known to USX to beneficially own 5% or more of any class of the voting stock of USX as of December 31, 1993, except as otherwise noted:

                                         Name and Address                        Amount and Nature        Percent
   Title of Class                      of Beneficial Owner                    of Beneficial Ownership     of Class
- --------------------                   -------------------                    -----------------------     --------
Marathon Stock         Wellington Management Company                                 28,708,800(1)          10.02 (1)
                       75 State Street
                       Boston, MA 02109
                       Includes:
                       Vanguard/Windsor Funds, Inc.                                  23,825,300(2)           8.31 (2)
                       P.O. Box 2600
                       Valley Forge, PA 19482
Steel Stock            FMR Corp.                                                      5,040,967(3)           7.25 (3)
                       82 Devonshire Street
                       Boston, MA 02109
Steel Stock            Norwest Corporation and its                                    4,121,047(4)            5.9 (4)
                       subsidiaries: Norwest Colorado, Inc.
                       and Norwest Bank Colorado,
                       National Association
                       Norwest Center
                       Sixth and Marquette
                       Minneapolis, MN 55479-1000
Steel Stock            Lazard Freres & Co.                                            5,286,890(5)           7.52 (5)
                       One Rockefeller Plaza
                       New York, NY 10020
Delhi Stock            Government of                                                    472,900(6)           5.22 (6)
                       Singapore Investment
                       Corporation Pte Ltd
                       250 North Bridge Road
                       #33-00
                       Raffles City Tower
                       Singapore
                       Includes:
                       Government of Singapore                                          343,300(7)           3.79 (7)
                       Monetary Authority of Singapore                                  129,600(7)           1.43 (7)

- ---------

(1) Based on Schedule 13G dated February 10, 1994 which indicates that Wellington Management Company had sole voting power over no shares, shared voting power over 2,065,000 shares, sole dispositive power over no shares and shared dispositive power over 28,708,800 shares. Included in the shares reported are 23,825,300 shares with respect to which Vanguard/Windsor Funds, Inc. is also deemed to be a beneficial owner. See footnote (2).

(2) Based on Schedule 13G dated February 10, 1994 which indicates that Vanguard/Windsor Funds, Inc. had sole voting power over 23,825,300 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 23,825,300 shares. Wellington Management Company is also deemed to be a beneficial owner of these shares. See footnote (1).

(3) Based on Schedule 13G dated February 11, 1994 which indicates that FMR Corp. had sole voting power over 335,173 shares, shared voting power over no shares, sole dispositive power over 5,040,967 shares and shared dispositive power over no shares.

(4) Based on Schedule 13G dated February 4, 1994 which indicates that Norwest Corporation had sole voting power over 3,626,495 shares, shared voting power over 25,452 shares, sole dispositive power over 4,104,459 shares and shared dispositive power over 2,223 shares; that Norwest Colorado, Inc. had sole voting power over 3,615,879 shares, shared voting power over 25,385 shares, sole dispositive power over 4,102,118 shares and shared dispositive power over 1,870 shares; and that Norwest Bank Colorado, National Association had sole voting power over 3,615,263 shares, shared voting power over 23,260 shares, sole dispositive power over 4,101,243 shares and shared dispositive power over 1,120 shares.

(5) Based on Schedule 13G dated February 14, 1994 which indicates that Lazard Freres & Co. had sole voting power over 4,440,040 shares, shared voting power over no shares, sole dispositive power over 5,215,390 shares and shared dispositive power over no shares.

                                                Footnotes continued on next page

(6) Based on Schedule 13D dated November 11, 1993 which indicates that the Government of Singapore Investment Corporation Pte Ltd had sole voting power over no shares, shared voting power over 472,900 shares, sole dispositive power over no shares and shared dispositive power over 472,900 shares. The Government of Singapore (343,300 shares) and the Monetary Authority of Singapore (129,600 shares) are also deemed to be beneficial owners of the shares. See footnote (7).

(7) Based on Schedule 13D dated November 11, 1993 which indicates that the Government of Singapore and the Monetary Authority of Singapore had sole voting power over no shares, shared voting power over 343,300 shares and 129,600 shares, respectively, sole dispositive power over no shares and shared dispositive power over 343,300 shares and 129,600 shares, respectively. The Government of Singapore Investment Corporation Pte Ltd is also deemed to be a beneficial owner of these shares. See footnote (6).

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of each class of USX common stock beneficially owned, as of January 31, 1994, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of January 31, 1994, any equity security of USX other than common stock.

                                                                                Marathon      Steel      Delhi
                                                                                 Stock        Stock      Stock
                                                                                --------     -------     ------
                                    Name                                         Shares      Shares      Shares
                                    ----                                        --------     -------     ------
Neil A. Armstrong............................................................     1,500          300     1,000
Victor G. Beghini(1)(2)......................................................   397,908       23,218     8,914
Jeanette G. Brown............................................................     1,000        1,000     1,000
Charles A. Corry(1)(2).......................................................   577,901       29,865     6,000
John H. Filer................................................................     6,000        1,100     1,000
J. Louis Frank(1)(2).........................................................   189,657        5,476     1,000
James A. D. Geier............................................................     1,400          280     1,000
Robert M. Hernandez(1)(2)(3).................................................   206,675       15,290    10,000
Charles R. Lee...............................................................     2,000        1,200     1,000
Paul E. Lego.................................................................     1,500          300     1,000
John F. McGillicuddy.........................................................     2,000          400     1,000
John M. Richman..............................................................     1,700          340     1,000
David M. Roderick(1).........................................................     8,495        1,695     1,000
Thomas J. Usher(1)(2)........................................................    79,327       62,549     3,000
David R. Whitwam.............................................................     1,058        1,032     1,000
Douglas C. Yearley...........................................................     1,000        1,000     1,000
All Directors and Executive Officers
  as a group (38 persons)(2)(4)..............................................   2,332,368    300,017     125,034

- ---------

(1) Includes shares held under the USX Savings Fund Plan, the Marathon Thrift Plan, the Delhi Thrift Plan, the USX Dividend Reinvestment Plans and the 1990 Stock Plan.

(2) Includes shares which may be acquired upon exercise of outstanding options as follows: Mr. Corry: Marathon Stock 505,000, Steel Stock 15,000, Delhi Stock 5,000; Mr. Beghini: Marathon Stock 306,000, Steel Stock 10,000, Delhi Stock 3,000; Mr. Usher: Marathon Stock 68,500, Steel Stock 50,000, Delhi Stock 3,000; Mr. Hernandez: Marathon Stock 171,200, Steel Stock 10,000, Delhi Stock 4,000; Mr. Frank: Marathon Stock 165,400, Steel Stock 3,000, Delhi Stock 1,000; and all directors and executive officers as a group:
    Marathon Stock 1,878,563, Steel Stock 196,860 and Delhi Stock 83,100.

(3) As of January 31, 1994 United States Steel and Carnegie Pension Fund, trustee of USX's Pension Plan owned 2,086,780 shares of Marathon Stock. This stock was received in exchange for common stock of Texas Oil & Gas Corp. Mr. Hernandez is chairman and one of six members of the Investment Committee of the trustee. The Board of Directors of the trustee has by formal resolution delegated sole power to vote and dispose of such stock to a subcommittee of the Investment Committee which is composed of members who are not officers or employees of USX. Mr. Hernandez disclaims beneficial ownership of such stock.

(4) Total shares beneficially owned in all cases constitute less than one percent of the outstanding shares of each class.

    USX is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of USX's equity securities. Five officers, Gretchen R. Haggerty, Lewis B. Jones, Jimmy D. Low, Reuben L. Perin, Jr. and Paul J. Wilhelm were late in reporting sales of Steel Stock subsequent to the timely-reported exercise of stock options or stock appreciation rights.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth certain information concerning the compensation awarded to, earned by or paid to the chief executive officer and the other four most highly compensated executive officers of USX for services rendered in all capacities during 1993, 1992 and 1991:

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term Compensation(5)
                                              Annual Compensation                        -------------------------
                            --------------------------------------------------------      Restricted
                                                                        Other               Stock                     All Other
      Name and                                   Salary and Bonus       Annual             Award(s)      Options    Compensation
 Principal Position   Year  Salary($)  Bonus($)      Total($)     Compensation($)(1)        ($)(4)     SARs(#)(2)     ($)(1)(3)
- --------------------- ----  ---------  --------  ---------------- ------------------     ------------  -----------  -------------
C. A. Corry.......... 1993   946,667   750,000      1,696,667            7,571                    0      200,000        71,089
 Chairman & Chief
 Executive Officer    1992   903,750   215,000      1,118,750            4,464                    0       80,000        63,261
                      1991   828,750   440,000      1,268,750                                75,094       40,000
V. G. Beghini........ 1993   584,167   335,000        919,167                0                    0       93,000        54,900
 Vice Chairman--
 Marathon Group       1992   534,167   164,000        698,167                0                    0       40,000        41,765
 and President--
 Marathon Oil         1991   486,250   379,000        865,250                                17,763       25,000
 Company
T. J. Usher.......... 1993   485,000   385,000        870,000            7,759               37,797       73,000        41,629
 President--
 U.S. Steel Group     1992   425,000         0        425,000            5,169                    0       50,000        29,234
                      1991   310,000         0        310,000                               280,800       20,000
R. M. Hernandez...... 1993   375,000   325,000        700,000            2,547                    0       74,000        29,615
 Executive Vice
 President--          1992   316,667   100,000        416,667            1,402               71,812       40,000        19,854
 Accounting &
 Finance & Chief      1991   270,833   146,000        416,833                                12,516        9,600
 Financial Officer
J. L. Frank.......... 1993   308,500   200,000        508,500                0                    0       29,000        30,435
 Executive Vice
 President--          1992   292,667    81,000        373,667                0                    0       16,000        22,370
 Refining, Marketing
 & Transportation,    1991   276,000   202,000        478,000                                 7,613       12,000
 Marathon Oil Company

- ---------

(1) Does not include information with respect to 1991.

(2) All option shares listed above were granted with tandem stock appreciation rights ("SARs").

(3) This column includes amounts contributed or accrued under the USX Savings Fund Plan or Marathon Thrift Plan and the related supplemental savings plans. Such amounts for 1993 are $37,866, $54,900, $19,400, $15,000 and
    $30,435 for Messrs. Corry, Beghini, Usher, Hernandez and Frank, respectively. Also included are amounts attributable to split-dollar life insurance provided by USX. (Marathon Oil Company does not provide split-dollar life insurance.) For 1993, these amounts are $33,223, $22,229 and $14,615 for Messrs. Corry, Usher, and Hernandez, respectively.

                                               Footnotes continued on next page.

(4) Grants of restricted stock under the USX 1990 Stock Plan. Grants are subject to conditions including continued employment and achievement of business performance standards. Dividends are paid on restricted stock. Shown below is the vesting schedule for restricted stock scheduled to vest less than three years from the date of grant, together with the number and value, as of December 31, 1993, of the aggregate holdings of restricted stock for each of the executive officers named in the Summary Compensation Table. Vesting shown assumes achievement of business performance at peer-group standard (as described in the Compensation Committee Report on page 19).

                                                                                          Unvested Restricted Shares
                                                  Vesting Schedule                            Aggregate Holdings
                                  ------------------------------------------------    ----------------------------------
                                                                May         May                             Value as of
                                                  Class of      1994        1995      Class of              December 31,
                                  Date Granted     Stock      (Shares)    (Shares)     Stock      Shares      1993($)
                                  ------------    --------    --------    --------    --------    ------    ------------
    C. A. Corry................       N/A            --         --          --        Marathon    30,750        507,375
                                                                                      Steel       6,450         276,141
                                                                                                            ------------
                                                                                                  Total         783,516
    V. G. Beghini..............       N/A            --         --          --        Marathon    17,600        290,400
                                                                                      Steel       3,380         144,706
                                                                                                            ------------
                                                                                                  Total         435,106
    T. J. Usher................   May 25, 1993    Marathon        125         125     Marathon    2,230          36,795
                                                  Steel           375         375     Steel       8,166         349,607
                                                                                                            ------------
                                                                                                  Total         386,402
    R. M. Hernandez............   May 26, 1992    Marathon        750          --     Marathon    8,838         145,827
                                                  Steel           250          --     Steel       2,012          86,139
                                                                                                            ------------
                                                                                                  Total         231,966
    J. L. Frank................       N/A         --               --          --     Marathon    6,600         108,900
                                                                                      Steel       1,260          53,944
                                                                                                            ------------
                                                                                                  Total         162,844

- ---------

(5) Restricted stock and stock options/SAR shares granted by class of stock are as follows:

                                                                             Class of       Restricted       Stock Option/
                                                                               Stock         Stock($)         SAR Shares
                                                                             ---------      ----------       -------------
    C. A. Corry................................................   1993       Marathon                0          180,000
                                                                             Steel                   0           15,000
                                                                             Delhi                   0            5,000
                                                                  1992       Marathon                0           60,000
                                                                             Steel                   0           20,000
                                                                  1991       Marathon           57,094           30,000
                                                                             Steel              18,000           10,000
    V. G. Beghini..............................................   1993       Marathon                0           80,000
                                                                             Steel                   0           10,000
                                                                             Delhi                   0            3,000
                                                                  1992       Marathon                0           30,000
                                                                             Steel                   0           10,000
                                                                  1991       Marathon           17,763           25,000
                                                                             Steel                   0                0
    T. J. Usher................................................   1993       Marathon            4,656           20,000
                                                                             Steel              33,141           50,000
                                                                             Delhi                   0            3,000
                                                                  1992       Marathon                0           12,500
                                                                             Steel                   0           37,500
                                                                  1991       Marathon                0                0
                                                                             Steel             280,800           20,000
    R. M. Hernandez............................................   1993       Marathon                0           60,000
                                                                             Steel                   0           10,000
                                                                             Delhi                   0            4,000
                                                                  1992       Marathon           52,734           30,000
                                                                             Steel              19,078           10,000
                                                                  1991       Marathon            9,516            7,200
                                                                             Steel               3,000            2,400
    J. L. Frank................................................   1993       Marathon                0           25,000
                                                                             Steel                   0            3,000
                                                                             Delhi                   0            1,000
                                                                  1992       Marathon                0           16,000
                                                                             Steel                   0                0
                                                                  1991       Marathon            7,613           12,000
                                                                             Steel                   0                0

                             1993 OPTION/SAR GRANTS

    The following table sets forth certain information concerning options and stock appreciation rights ("SARs") granted during 1993 to each executive officer named in the Summary Compensation Table under the USX 1990 Stock Plan:

                                                      % of
                                                      Total
                                                     Options/    Exercise                      Potential Realizable Value
                                          No. of       SARs      or Base                       at Assumed Annual Rates of
                                         Options/   Granted to    Price                        Stock Price Appreciation
                               Class of    SARs     Employees      per       Expiration         for Option Term($)(3)
        Name or Group           Stock   Granted(1)   in 1993     Share($)       Date       0%         5%             10%
        -------------         --------  ---------    -------     --------       -----      ---       ----           -----
C. A. Corry.................. Marathon    180,000(2)     22.9     18.6250    May 25, 2003   0    $   2,108,376  $    5,343,012
                              Steel        15,000(2)      4.9     44.1875    May 25, 2003   0          416,840       1,056,353
                              Delhi         5,000(2)      6.5     20.0000    May 25, 2003   0           62,890         159,374
V. G. Beghini................ Marathon     80,000(2)     10.2     18.6250    May 25, 2003   0          937,056       2,374,672
                              Steel        10,000(2)      3.3     44.1875    May 25, 2003   0          277,893         704,235
                              Delhi         3,000(2)      3.9     20.0000    May 25, 2003   0           37,734          95,624
T. J. Usher.................. Marathon     20,000(2)      2.5     18.6250    May 25, 2003   0          234,264         593,668
                              Steel        50,000(2)     16.5     44.1875    May 25, 2003   0        1,389,465       3,521,175
                              Delhi         3,000(2)      3.9     20.0000    May 25, 2003   0           37,734          95,624
R. M. Hernandez.............. Marathon     60,000(2)      7.6     18.6250    May 25, 2003   0          702,792       1,781,004
                              Steel        10,000(2)      3.3     44.1875    May 25, 2003   0          277,893         704,235
                              Delhi         4,000(2)      5.2     20.0000    May 25, 2003   0           50,312         127,499
J. L. Frank.................. Marathon     25,000(2)      3.2     18.6250    May 25, 2003   0          292,830         742,085
                              Steel         3,000(2)      1.0     44.1875    May 25, 2003   0           83,368         211,271
                              Delhi         1,000(2)      1.3     20.0000    May 25, 2003   0           12,578          31,875
All Stockholders............. Marathon        N/A         N/A       N/A          N/A        0    3,356,786,883   8,506,714,455
                              Steel           N/A         N/A       N/A          N/A        0    1,954,384,926   4,952,792,148
                              Delhi           N/A         N/A       N/A          N/A        0      116,759,011     295,889,625
All Optionees................ Marathon    784,425        100%     18.6250        N/A        0        9,188,127      23,284,401
                              Steel       303,475        100%     44.1875        N/A        0        8,433,358      21,371,772
                              Delhi        76,900        100%     20.0000        N/A        0          967,241       2,451,172
All Optionees' Gain as....... Marathon        N/A         N/A       N/A          N/A        0             0.27            0.27
  % of All Stockholders       Steel           N/A         N/A       N/A          N/A        0             0.43            0.43
  Gain                        Delhi           N/A         N/A       N/A          N/A        0             0.82            0.82

- ---------

(1) All options listed are currently exercisable.

(2) Options granted with tandem "SARs".

(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Marathon Stock, the Steel Stock or the Delhi Stock. USX did not use an alternative formula for a grant date valuation, as USX is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Amounts shown for All Stockholders represent the potential realizable value assuming appreciation at the rates indicated based on the exercise or base price per share and the expiration date applicable to grants made in 1993 and the number of outstanding shares as of December 31, 1993.

                      OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information concerning options to purchase USX common stock and stock appreciation rights ("SARs") exercised by each executive officer named in the Summary Compensation Table during 1993 together with the total number of options and SARs outstanding at December 31, 1993 and the value of such options:

                      AGGREGATED 1993 OPTION/SAR EXERCISES
                    AND DECEMBER 31, 1993 OPTION/SAR VALUES

                                                                                                 Total Value
                                                                                               of Unexercised
                                                                                                In-The-Money
                                              No. of        Total Value         No. of         Options/SARs at
                                              Shares         Realized         Unexercised       December 31,
                                            Underlying        for All       Options/SARs at       1993 for
                                           Options/SARs     Classes of       December 31,        All Classes
                  Name                     Exercised(1)     Stock($)(1)         1993(1)        of Stock($)(1)
                  ----                     ------------    -------------    ---------------    ---------------
C. A. Corry.............................      30,000          440,000           525,000                 0
V. G. Beghini...........................      44,200          746,605           319,000                 0
T. J. Usher.............................      37,500          532,031           121,500                 0
R. M. Hernandez.........................      17,200          249,550           185,200                 0
J. L. Frank.............................      17,000          275,115           169,400                 0

- ---------

    Note: All options listed above were granted with tandem SARs and are currently exercisable.

(1) Figures by class of stock are as follows:

                                                                 No. of                           No. of
                                                                 Shares                         Unexercised
                                                               Underlying                     Options/SARs at
                                                  Class of    Options/SARs       Value         December 31,
                                                   Stock       Exercised      Realized($)          1993
                                                  --------    ------------    ------------    ---------------
    C. A. Corry................................   Marathon           --               --          505,000
                                                  Steel          30,000          440,000           15,000
                                                  Delhi              --               --            5,000
    V. G. Beghini..............................   Marathon           --               --          306,000
                                                  Steel          44,200          746,605           10,000
                                                  Delhi              --               --            3,000
    T. J. Usher................................   Marathon           --               --           68,500
                                                  Steel          37,500          532,031           50,000
                                                  Delhi              --               --            3,000
    R. M. Hernandez............................   Marathon           --               --          171,200
                                                  Steel          17,200          249,550           10,000
                                                  Delhi              --               --            4,000
    J. L. Frank................................   Marathon           --               --          165,400
                                                  Steel          17,000          275,115            3,000
                                                  Delhi              --               --            1,000

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee determines or recommends to the Board all matters relating to the compensation of executive management employees, including the salaries of officers (other than the officer-directors, whose salaries are approved by the Board), and administers the Annual Incentive Compensation Plan and 1990 Stock Plan. Compensation matters involving executive employees of subsidiary companies, including Marathon Oil Company and Delhi Gas Pipeline Corporation, are recommended to the subsidiary boards by the Committee.

    Compensation programs for USX's executive officers are designed to attract, retain and motivate employees who will contribute to achievement of corporate goals and objectives. The principal elements of compensation are salaries, annual incentive compensation awards and awards under the 1990 Stock Plan.

    The ability to deduct the full amount of employee compensation costs for income tax purposes is important to the Corporation. The Committee and the Board have approved the Senior Executive Officer Annual Incentive Compensation Plan, which is being submitted to the stockholders for approval elsewhere in this proxy statement. The Plan provides for performance-based incentive compensation which is designed to meet the requirements for a full tax deduction for awards paid under the Plan.

    The salary for each executive management position is subjectively administered within a range with a midpoint near the average midpoint for comparable positions at companies of similar size and complexity. Salary data are obtained from surveys coordinated by independent consultants, with each business line having its own source of relevant data. In determining the positioning of a specific salary within its range, including those of the executive officers included in the Summary Compensation Table, the Committee considers such factors as time in position, experience and demonstrated leadership and other management skills--especially those displayed in dealing effectively with specific problems and opportunities. The Committee gives such weight to each factor as it deems appropriate. The results of these determinations are reflected in the salaries listed in the Table.

    Annual incentive (bonus) awards are targeted near the average of those for comparable positions at other industrial companies. For 1993, total incentive compensation was increased, primarily as a result of improved profit from operations and cash flow, as measured for incentive compensation purposes, for both Marathon Group and U.S. Steel Group compared with 1992 results and against the 1993 annual business plans. The Delhi Group, which marked its first full year of separate operation in 1993, accomplished its business plan objectives for the year. Bonus awards are subjectively determined on the basis of the consolidated pre-tax income of USX, the profit from operations and cash flow of each Group compared with the business plan, as measured for incentive compensation purposes, and individual performance. The Committee also takes into account the directional aspects of the Corporation's pre-tax income and cash flow results. The Committee is empowered to give such weight to each of these factors as it deems appropriate in its judgment.

    The annual incentive awards shown in the Summary Compensation Table reflect the results of the Committee's decisions relating to each officer's areas of responsibility. The greatest improvement in profit from operations and cash flow over 1992 (as measured for incentive compensation purposes) occurred in the U.S. Steel Group, and this is reflected in the Steel Group annual incentive awards. The award for Mr. Hernandez reflected his individual accomplishments, primarily in the financing and cost reduction areas, as well as the improved financial results of the Corporation's three operating groups.

    Long-term incentive compensation provides the most direct link to total shareholder return. The 1990 Stock Plan (in which officers and other key management employees of the Corporation and its subsidiaries participate) authorizes the grant of stock options, stock appreciation rights and restricted stock. The level of Marathon Stock option awards was increased in 1993 in connection with a strategic plan to substantially increase the production levels of crude oil and natural gas over the next several years. Decisions on vesting of restricted stock are based on a comparison of peer group performance for relevant businesses. To recognize the improved performance of U.S. Steel Group, a grant of 1,000 shares of restricted stock was made to Mr. Usher. No restricted stock was granted to Messrs. Corry, Beghini, Hernandez or Frank in 1993.

    The Compensation Committee believes that the companies with whom the Corporation competes for employees at its headquarters and business units are not necessarily the same companies with which shareholder returns would logically be compared. The peer groups used in the performance graphs include the Standard & Poor's 500 Stock Index and those oil, steel and gas companies deemed most comparable to the Corporation's businesses for measuring stock performance. The groups of companies used for comparing compensation reflect similarities to USX and its operating groups in such factors as line of business, size and complexity. Therefore, the compositions of the groups of companies used for compensation comparisons are not identical to those of the peer groups shown in the shareholder return performance presentation.

    The compensation of the CEO reflects the same elements, and the Committee considers the same factors described above in determining the CEO's total compensation. In addition, the CEO's leadership and effectiveness in dealing with major corporate problems and opportunities are subjectively considered. The Committee recognized the conclusion of a number of legal issues during the year which had been major adverse contingencies against the Corporation for a number of years. Total compensation for the CEO increased in 1993 over 1992, primarily because of a higher incentive award. The Committee's decision to provide a higher award under the Annual Incentive Compensation Plan than that for 1992 reflected the more than $600 million improvement in profit from operations (excluding the impacts of charges from inventory market valuations and major litigation accruals). During 1993, the Compensation Committee recommended and the Board of Directors approved a salary increase of 4.4%, which recognized the CEO's overall leadership and experience in his position and the relationship of his salary to the salary range for his position.

                                              John F. McGillicuddy
                                              James A. D. Geier
                                              Charles R. Lee
                                              Paul E. Lego
                                              David R. Whitwam

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below are line graphs comparing the yearly change in cumulative total stockholder return for each class of USX's common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Domestic Integrated Oil Index, a Steel Index and a Gas Index as defined in footnotes (3) to the graphs:

   COMPARISON OF CUMULATIVE TOTAL RETURN ON $100 INVESTED IN USX COMMON STOCK
           ON DECEMBER 31, 1988 VS. S&P 500 AND COMPETITOR INDEXES(1)


                                        1988      1989      1990     1991     1992     1993
USX Common Stock(2)                     100      127        113      117       98     106
S&P 500 Index                           100      132        128      166      179     197
S&P Domestic Integrated Oil Index       100      144        137      128      131     138
Steel Index(3)                          100       88         63       61       69      86



- ---------
(1) Total return assumes reinvestment of dividends. Cumulative returns are measured for the period December 31, 1988 through December 31, 1993, with the value of each index set to $100 on December 31, 1988.

(2) On May 6, 1991, USX recapitalized its former single class of common stock by redesignating it as Marathon Stock and distributing to each holder one-fifth share of Steel Stock for each share of USX common stock held by such holder. Consequently, for the period beginning May 7, 1991, the line depicting the return on USX common stock reflects a composite return on the Marathon Stock held and the Steel Stock distributed.

(3) Steel Index consists of the common stocks of Armco Inc., Bethlehem Steel Corporation and Inland Steel Industries.

    COMPARISON OF CUMULATIVE TOTAL RETURN ON $100 INVESTED IN MARATHON STOCK
      ON MAY 7, 1991 VS. S&P 500 AND S&P DOMESTIC INTEGRATED OIL INDEX(1)

                                       May 7,
                                        1991      1991      1992     1993
USX-Marathon Group Common Stock(2)      100       92         69       68
S&P Domestic Integrated Oil Index       100       88         90       95
S&P 500 Index                           100      114        122      135

- ---------
(1) Total return assumes reinvestment of dividends. Cumulative returns are measured for the period May 7, 1991 through December 31, 1993, with the value of each index set to $100 on May 7, 1991, the date of initial issuance of Marathon Stock, as noted in footnote (2).

(2) On May 6, 1991, USX recapitalized its former single class of common stock by redesignating it as Marathon Stock and distributing Steel Stock. The above graph depicts the cumulative return since May 7, 1991 on $100 invested on that date in Marathon Stock.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON $100 INVESTED IN STEEL STOCK ON MAY 7, 1991 VS. S&P 500 AND STEEL INDEX(1)


                                       May 7,
                                        1991      1991      1992     1993
USX-U.S. Steel Group Common Stock(2)    100      125        161      210
S&P 500 Index                           100      114        122      135
Steel Index(3)                          100      105        119      147


- ---------
(1) Total return assumes reinvestment of dividends. Cumulative returns are measured for the period May 7, 1991 through December 31, 1993, with the value of each index set to $100 on May 7, 1991, the date of initial issuance of Steel Stock, as noted in footnote (2).

(2) On May 6, 1991, USX recapitalized its former single class of common stock by redesignating it as Marathon Stock and distributing Steel Stock. The above graph depicts the cumulative return since May 7, 1991 on $100 invested on that date in Steel Stock.

(3) Steel Index consists of the common stocks of Armco Inc., Bethlehem Steel Corporation and Inland Steel Industries.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON $100 INVESTED IN DELHI STOCK ON OCTOBER 2, 1992 VS. S&P 500 AND GAS INDEX(1)


                                      October 2,
                                        1992      1992      1993
USX-Delhi Group Common Stock(2)         100      104         99
S&P 500 Index                           100      105        116
Gas Index(3)                            100       90        119


- ---------
(1) Total return assumes reinvestment of dividends and that the value of each index was $100 on October 2, 1992.

(2) The Delhi Stock was first issued on October 2, 1992, and accordingly total return is measured from the closing price on October 2, 1992 through December 31, 1993.

(3) Gas Index consists of the common stocks of American Oil and Gas Corporation, Associated Natural Gas Corporation, Tejas Gas Corporation and Western Gas Resources, Inc.

                                  TRANSACTIONS

    In the regular course of its business since January 1, 1993, USX and its subsidiaries have had transactions with corporations of which certain non-employee directors are executive officers. Such transactions were in the ordinary course of business and at competitive prices and terms. USX does not consider any such director to have a material interest in any such transaction. USX anticipates that similar transactions will occur in 1994.

                                PENSION BENEFITS

    The United States Steel Corporation Plan for Employee Pension Benefits ("USX Pension Plan") is comprised of two defined benefits: the first, based on final earnings and the second, on career earnings. Directors who have not been employees of USX will not receive any benefits under the USX Pension Plan. The following table shows the annual final earnings pension benefits for retirement at age 62 (or earlier under certain circumstances), for various levels of eligible earnings which would be payable to employees retiring with representative years of service based on a formula of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years of the ten years prior to retirement in which such earnings were highest. Eligible earnings are base earnings and exclude any awards under the Annual Incentive Compensation Plan. As of January 31, 1994, Messrs. Corry, Usher and Hernandez have 34, 28 and 25 credited years of service, respectively.

                           TABLE OF PENSION BENEFITS

                        FINAL EARNINGS PENSION BENEFITS
- --------------------------------------------------------------------------------

         Average Annual Eligible
          Earnings for Highest
            Five Consecutive
            Years in Ten-Year                               Annual Benefits for Years of Service
            Period Preceding                --------------------------------------------------------------------
               Retirement                   15 Years    20 Years    25 Years    30 Years    35 Years    40 Years
            ----------------                --------    --------    --------    --------    --------    --------
$                100,000                    $ 17,325    $ 23,100    $ 28,875    $ 34,650    $ 40,950    $ 47,250
                 300,000                      51,975      69,300      86,625     103,950     122,850     141,750
                 500,000                      86,625     115,500     144,375     173,250     204,750     236,250
                 700,000                     121,275     161,700     202,125     242,550     286,650     330,750
                 900,000                     155,925     207,900     259,875     311,850     368,550     425,250
               1,100,000                     190,575     254,100     317,625     381,150     450,450     519,750
               1,300,000                     225,225     300,300     375,375     450,450     532,350     614,250

    Annual career earnings pension benefits are equal to 1% of total career eligible earnings plus a 30% supplement. The estimated annual career earnings benefits payable at normal retirement age 65, assuming no increase in annual earnings, will be $131,200 for Mr. Corry, $139,600 for Mr. Usher and $127,100 for Mr. Hernandez. Benefits from the final earnings and the career earnings reflected above are not subject to any reduction or offset for Social Security entitlements. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions under both the final earnings and career earnings provisions of the Plan.

    In addition to the pension benefit described above, members of USX executive management, which includes all of the executive officers named in the Summary Compensation Table, except Mr. Beghini and Mr. Frank, are entitled to the benefits shown in the table below based on bonuses paid under the Annual Incentive Compensation Plan upon retirement after age 60 or before age 60 with USX's consent:

                         SUPPLEMENTAL PENSION BENEFITS
- --------------------------------------------------------------------------------

          Average Annual Bonus
            for Three Highest
            Years in Ten-Year                               Annual Benefits for Years of Service
            Period Preceding                --------------------------------------------------------------------
               Retirement                   15 Years    20 Years    25 Years    30 Years    35 Years    40 Years
            ----------------                --------    --------    --------    --------    --------    --------
$               100,000                     $ 23,100    $ 30,800    $ 38,500    $ 46,200    $ 53,900    $ 61,600
                300,000                       69,300      92,400     115,500     138,600     161,700     184,800
                500,000                      115,500     154,000     192,500     231,000     269,500     308,000
                700,000                      161,700     215,600     269,500     323,400     377,300     431,200
                900,000                      207,900     277,200     346,500     415,800     485,100     554,400

    The Marathon Oil Company Retirement Plan provides non-contributory benefits which depend on final average pay, age at retirement, the length of participation in the Plan and various other factors. Final average pay means the highest annual gross pay, including any annual bonus (limited to the three highest bonuses paid), for any consecutive 36 month period during the participant's final ten years of employment. An actuarially determined lump sum may be paid in lieu of a monthly pension. As of January 31, 1994, Mr. Beghini and Mr. Frank each had 36 years of credited participation, and it is estimated that upon normal retirement at age 65 they will be entitled to receive annual benefits of $535,632 and $295,344, respectively, assuming no increase in final average pay.

    Mr. Beghini and Mr. Frank are also eligible for further benefits under a non-qualified retirement plan. These payments will be based upon the highest three bonuses paid over the final ten years of employment. It is estimated that at age 65 Mr. Beghini and Mr. Frank will be entitled to receive annual benefits of $28,332 and $8,172, respectively, with respect to these bonuses.

    In order to comply with the limitations prescribed by the Internal Revenue Code of 1986, as amended, pension benefits will be paid directly by USX or by Marathon, when in excess of those permitted by the Code to be paid from federal income tax qualified pension plans.

                              EMPLOYMENT CONTRACTS

    In order to encourage key officers to continue their dedication to their assigned duties in the face of potentially disturbing circumstances arising from the possibility of a change of control USX, USX has entered into agreements with each of the executive officers named in the Summary Compensation Table, except Mr. Frank, which provide that in the event of termination of employment under certain circumstances following a change in control (as defined in the agreement) the officer will be entitled to certain severance benefits. These severance benefits (except in the case of Mr. Usher) are (i) a cash payment of up to three times the sum of the officer's current salary plus the highest annual bonus paid to the officer in the three years immediately preceding the date of termination under either USX's Annual Incentive Compensation Plan or the Marathon Bonus Plan, whichever is applicable; (ii) a cash payment in settlement of outstanding options under USX's Stock Option Incentive Plans; (iii) life, disability, accident and health insurance benefits for a 24 month period after termination; (iv) a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the officer under the pension and welfare benefit plans of USX or Marathon, whichever is applicable, and those which would be payable if the officer had retired as of the date of termination under conditions entitling a retiree under similar circumstances to the highest benefits available under such pension and welfare plans and the officer had been absent due to layoff for a one-year period ending on the date of termination;
(v) a cash payment equal to the difference between amounts receivable under the applicable USX or Marathon Savings Fund Plan or Thrift Plan and amounts which would have been received if the officer's savings had been fully vested and (vi) a cash payment of the amount necessary to insure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Code. With respect to Mr. Usher, the agreement provides for a cash payment determined by multiplying his total full years of service with USX times two weeks of his base salary, together with items (iv), (v) and (vi) as set forth previously. Each of the agreements is subject to automatic annual extension unless prior notice is given by USX that it does not wish to extend the agreement, provided that in any event the agreement continues for two years following a "change in control." The circumstances which occasion payment of these severance benefits are, in the case of Mr. Corry, termination by him for any reason or by USX other than for cause (as defined in the agreement) at any time following a "change of control;" and in the case of Messrs. Beghini, Hernandez and Usher, termination by the officer for "good reason" or by USX other than for "cause" at any time following a "change in control." All the agreements provide that severance benefits are not payable if termination is due to death, disability or retirement on or after attaining age 65.

                             STOCKHOLDER PROPOSALS

    Proposals of security holders intended to be presented at the 1995 annual meeting of stockholders must be received no later than November 18, 1994 for inclusion in the proxy statement and proxy for that meeting.

    In addition, the By-Laws provide that only such business as is properly brought before the annual meeting will be conducted. For business (other than the election of directors) to be properly brought before the meeting by a stockholder, the By-Laws require that notice be received by the Secretary at least 60, but not more than 90, days prior to the meeting and that such notice provide certain information regarding the business desired to be brought before the annual meeting and about the stockholder giving the notice.

                             SOLICITATION STATEMENT

    The cost of this solicitation of proxies will be borne by USX. In addition to soliciting proxies by mail, directors, officers and employees of USX, without receiving additional compensation therefor, may solicit proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of each class of common stock held of record by such persons and USX will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                             By order of the Board of Directors,

                                                      DAN D. SANDMAN,
                                                                   Secretary

Dated, March 18, 1994

                                    ANNEX I
                    USX CORPORATION SENIOR EXECUTIVE OFFICER
                       ANNUAL INCENTIVE COMPENSATION PLAN

1. PURPOSE

    The objectives of the Senior Executive Officer Annual Incentive Compensation Plan (the "Plan") are to advance the interests of the Corporation by providing Plan Participants with annual incentive opportunities linked directly to specific results. It is intended that the Plan will:

         (a) reinforce the Corporation's goal-setting and strategic planning process,

         (b) recognize the efforts of senior executive officers in achieving objectives, and

         (c) aid in attracting and retaining competent senior executive officers, thus ensuring the long-range success of the Corporation.

2. DEFINITIONS

    The following definitions will apply:

    Award--            An award granted under the Senior Executive Officer Annual Incentive Compensation Plan.
    Board--            The Board of Directors of USX Corporation.
    Committee--        The Compensation Committee of the Board of Directors of USX Corporation, which will consist of not less than three directors of the Corporation who are appointed by the
                       Board of Directors and who will not be and will not have been an officer or an employee of the Corporation. In addition, in order to be a member of the Committee, a director must be an "outside director" within the meaning of Section 162(m) of the Internal
                       Revenue Code of 1986, as amended, and the regulations thereunder.
    Corporation--      USX Corporation, together with any 80% or more owned subsidiary companies.
    Group--            One of the Corporation's three Groups--Marathon Group, U.S. Steel Group or Delhi Group.
    Participant--      A senior executive officer who is eligible to receive incentive compensation under the
                       Plan.
    Performance Year-- The calendar year during which the Participant performed services and for which the
                       Award is made.

3. ADMINISTRATION

    The Committee will administer the Plan and will make all other determinations necessary under the Plan. Determinations made by the Committee will be final and binding upon Participants and their legal representatives and, in the case of deceased Participants, upon their executors, administrators, estates, beneficiaries, heirs and legatees. The terms and provisions of the Plan will be construed under and controlled by the law of the Commonwealth of Pennsylvania.

4. PARTICIPANTS

    Participants in the Plan are those who served in one of the positions listed below for at least a portion of the year for which Awards are made:

       USX Corporation Chief Executive Officer
       USX Corporation Chief Financial Officer
       USX Corporation General Counsel
       USX Corporation Senior Vice Presidents

       Marathon Oil Company President
       Marathon Oil Company Executive Vice Presidents

       U.S. Steel Group President
       U.S. Steel Group Executive Vice Presidents

       Delhi Group President

    Awards made to individuals who die (in which case the Award will be made to the estate of the Participant) or retire during the year, will be prorated based on the period of active employment. An employee who is a participant in any other cash incentive plan for a year or portion thereof may not participate in the Plan for the same year or portion thereof.

5. DETERMINATION OF AWARDS

    Each Award granted under this Plan will be based upon the performance of the Corporation and/or a Group. Performance will be evaluated using the specific business criteria outlined in the table below. The Committee has adopted a target level under each of the business criteria or performance measures which must be attained in order for the Participants to be eligible to receive the portion of the total Award specified for that performance measure.

    The Committee reserves the right to reduce the amount of an Award or eliminate an Award that would otherwise be payable to a Participant under the Plan. In no event will the amount of an Award payable to a Participant for a year exceed 150 percent of such Participant's salary for the performance year.

                                                                             ELIGIBLE POSITIONS
                                             ----------------------------------------------------------------------------------
                                                                                                            USX CORPORATION
                                                                                                            CHIEF EXECUTIVE
                                             U.S. STEEL GROUP    MARATHON OIL COMPANY                          OFFICER,
                                                PRESIDENT             PRESIDENT                             CHIEF FINANCIAL
                APPLICABLE                         AND                   AND                                   OFFICER,
               PERFORMANCE                      EXECUTIVE             EXECUTIVE          DELHI GROUP      GENERAL COUNSEL AND
                 MEASURES                    VICE PRESIDENTS       VICE PRESIDENTS        PRESIDENT     SENIOR VICE PRESIDENTS
               -----------                   ----------------    --------------------    -----------    -----------------------
Profit From Operations
  U.S. Steel Group                                   X                                                             X
  Marathon Group                                                           X                                       X
  Delhi Group                                                                                 X                    X
Steel Shipments                                      X                                                             X
Oil and Natural Gas Production
  Liquid Hydrocarbon                                                       X                                       X
  Natural Gas                                                              X                                       X
Increases in Reserves in Excess of
 Annual Production
  Liquid Hydrocarbon                                                       X                                       X
  Natural Gas                                                              X                                       X
Refined Products
  Sales                                                                    X                                       X
  Margins                                                                  X                                       X
Natural Gas
  Throughput                                                                                  X                    X
  Sales                                                                                       X                    X
Worker Safety
  U.S. Steel Group-Injury Frequency Rate             X                                                             X
  Marathon Group-Lost-Time Accidents                                       X                                       X
  Delhi Group-Lost-Time Accidents                                                             X                    X
Toxic Emissions Improvements
  U.S. Steel Group                                   X                                                             X
  Marathon Group                                                           X                                       X
  Delhi Group                                                                                 X                    X
Work Force Diversity                                                                                               X
Common Stock Performance
  U.S. Steel Group                                   X                                                             X
  Marathon Group                                                           X                                       X
  Delhi Group                                                                                 X                    X

6. PAYMENT OF AWARDS

    Awards can be paid under the Plan only after the Committee certifies in writing that the applicable performance measures have been satisfied.

    The Compensation Committee may permit deferral of receipt of all or any portion of an Award granted under the Plan for such period and under such conditions as the Committee may determine, including the payment of interest at a reasonable rate.

    No Award will be paid to a Participant who quits or is discharged prior to payment of an Award.

    Unless receipt is deferred, an Award will be paid in cash as soon as practicable following the determination of Awards. Awards are subject to income and payroll tax withholding.

    (A) For Participants who are (or were prior to death or retirement during the year) employees of USX Corporation (Headquarters) or U.S. Steel Group, Awards will not be considered as part of the Participant's salary and will not be used in the calculation of any other pay, allowance or benefit except for provisions as stated under the Supplemental Pension Program.

    (B) For Participants who are (or were prior to death or retirement during the year) employees of Marathon Group or Delhi Group, Awards are included in "gross pay" for purposes of benefit calculations under the respective retirement plans and for purposes of the respective thrift plans unless the Award is paid after a Participant retires.

7. EFFECTIVE DATE

    This Plan will become effective, upon approval by a majority of votes cast by the shareholders, on May 2, 1994, but will relate to performance beginning January 1, 1994 and apply each calendar year thereafter.

              USX Corporation
              600 Grant Street, Pittsburgh, PA 15219-4776

              You are cordially invited to attend the annual meeting on May 2, 1994.

              The Meeting will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota at 10:00 A.M. Central Daylight Saving Time.
  [LOGO]
              The use of attendance cards expedites registration of stockholders at the annual meeting and is helpful to us in making arrangements for the Meeting. If you do plan to attend, please mark the box provided on the proxy so that an attendance card may be sent to you. You need not sign the proxy to request an attendance card if you wish to withhold your vote. You may also obtain an attendance card by writing to the Secretary at the above address.

              The use of an attendance card, of course, is for our mutual convenience, and the right of a stockholder to attend without an attendance card, upon identification, is not affected.

              Dan D. Sandman
              Secretary

              PLEASE SIGN AND RETURN THIS 1994 PROXY IN ACCOMPANYING ENVELOPE
  -----------------------------------------------------------------------------

The undersigned hereby appoints Charles A. Corry, Victor G. Begnini, Robert M. Hernandez and Thomas J. Usher, or any of them, proxies to vote as herein stated on behalf of the undersigned at the annual meeting of stockholders of USX Corporation on
May 2, 1994 and any adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as follows:

                         Proposals of the Board of Directors-The directors recommend a vote "FOR"
Proposal No. 1-Election of directors-Nominees: Neil A. Armstrong, John H. Filer, Robert M. Hernandez, John F. McGillicuddy  and
               John M. Richman
                                                        FOR all nominees     -[ ]          WITHHOLD AUTHORITY -[ ]
                                                        (except as indicated)              to vote for all nominees

                   (To withhold authority to vote for any individual nominee strike out that nominee's name.)

Proposal No. 2-Election of Price Waterhouse as independent accountants                  FOR-[ ]       AGAINST-[ ]       ABSTAIN-[ ]
Proposal No. 3-Approval of Senior Executive Officer Annual Incentive Compensation       FOR-[ ]       AGAINST-[ ]       ABSTAIN-[ ]
               Plan--Establishment of Performance-Based Plan Intended to Preserve
               Tax Deductibility under Section 162(m) of the Internal Revenue Code.
- -----------------------------------------------------------------------------------------------------------------------------------
                         Proposals of certain stockholders-The directors recommend a vote "AGAINST"
Proposal No. 4-Reporting of Additional Compensation Information                        FOR-[ ]       AGAINST-[ ]       ABSTAIN-[ ]
Proposal No. 5-Endorsement of CERES Principles                                         FOR-[ ]       AGAINST-[ ]       ABSTAIN-[ ]
- -----------------------------------------------------------------------------------------------------------------------------------
                                                       [ ] Attendance Card Requested

                                                       Dated _____________________________________________ 1994
                                                       ________________________________________________________
                   SPECIMEN                            ________________________________________________________
                                                       Signature or Signatures. Please sign exactly as name appears hereon, including representative capacity where applicable. Joint owners should both sign.

                                                       This proxy is solicited by the Board of Directors and represents your holdings of USX-Marathon Group Common Stock and/or USX-U.S. Steel Group
                                                       Common Stock. Unless otherwise marked, proxies are to vote FOR
                                                       Proposals 1,2, and 3 and AGAINST Proposals 4 and 5, and in their discretion upon all other matters properly brought before the Meeting, and any adjournment or postponement thereof.


                             APPENDIX


Pages 7 through 10 contain photographs of the directors, as follows:

                Page 7          Neil A. Armstrong
                                John H. Filer
                                Robert M. Hernandez
                                John F. McGillicuddy

                Page 8          John M. Richman
                                Victor G. Beghini
                                James A. D. Geier
                                Charles R. Lee

                Page 9          Thomas J. Usher
                                David R. Whitwam
                                Jeanette G. Brown
                                Charles A. Corry

                Page 10         Paul E. Lego
                                David M. Roderick
                                Douglas C. Yearley